Exhibit 1

Leading Independent Proxy Advisory Firm ISS Recommends Harley-Davidson Shareholders Vote “FOR ALL” of Harley-Davidson’s Highly Qualified Director Nominees

ISS Concludes That H Partners “Has Not Presented a Compelling Case for Change;” Notes that its “Campaign Has Almost Certainly Set the CEO Search Process Back”

Highlights Progress Made Under CEO Jochen Zeitz and the Hardwire Strategic Plan

Harley-Davidson Urges Shareholders to Vote “FOR ALL” Harley-Davidson Director Nominees on the WHITE Proxy Card TODAY

MILWAUKEE, May 5, 2025 – Harley-Davidson, Inc. (the “Company” or “Harley-Davidson”) (NYSE: HOG) today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended that shareholders vote “FOR ALL” of Harley-Davidson’s highly qualified Director nominees in connection with the Company’s 2025 Annual Meeting of Shareholders scheduled to be held on May 14, 2025.

ISS concluded that H Partners (“the dissident”) has not presented a compelling case for change, and as such, support is warranted "FOR ALL” Harley-Davidson's nominees. In making its recommendation, ISS noted:1

Regarding Harley-Davidson's Strategy:

•	“The bigger picture is that the strategy introduced by Zeitz has had a positive impact on the trajectory of HOG, which had lost considerable ground when he took over as interim CEO.”

•	“The HOG Zeitz inherited was in decline. He attempted to stabilize the business, simplify operations, and refocus on the core. Even the dissident recognizes the logic of this strategy.”

•	“HOG has kept pace with peers. This is significant, as HOG dramatically underperformed peers for several years prior to introduction of the Hardwire strategy.”

Regarding the Board’s Ongoing CEO Search:

•	“[I]t appears that the board initiated the [CEO search] process promptly, took the correct procedural steps, and accommodated the dissident. It is also evident that the dissident's preferred candidate was not dismissed out of hand.”

•	“The facts suggest that when the dissident's preferred candidate was not selected, the dissident reacted by vacating the board and launching this vote no campaign in an attempt to establish a path to its desired outcome in the CEO search.”

•	“[D]espite the dissident's argument that there is a sense of urgency, the distraction of this campaign has almost certainly set the [CEO search] process back. This only reinforces the board's conclusion that this campaign is a reaction, rather than a measured response.”

Regarding the Directors Targeted by H Partners:

•	“[T]here are compelling reasons to believe that as a group [the targeted directors] still have a perspective that can be valuable.”

•	“[T]he criticisms levied by the dissident against Zeitz as CEO are overstated. [...] [I]t appears that his time in the role has been more positive than negative, which makes it hard to argue that his vote on a successor is worthless.”

1 Permission to use quotations was neither sought nor obtained.

•	“There is no basis for the dissident to believe that the rejection of the three targeted nominees would warrant the addition of its representative and a second designee. Not only is this arbitrary, but shareholders are not being asked to vote on this outcome.”

“We are pleased that ISS recognizes the strength of our Board and governance structure, as demonstrated by our comprehensive CEO search process,” said Tom Linebarger, Presiding Director of the Board. “We believe it also highlights the flaws in H Partners’ actions and the disruption their campaign is bringing to the Board’s ongoing efforts. ISS’s recommendation underscores the Board’s important role in effectively overseeing management’s execution of the Hardwire strategic plan, which ISS acknowledges is positively impacting the Company amid challenging and volatile macroeconomic conditions. We continue to believe that H Partners’ true intentions are to circumvent sound corporate governance practices by seeking appointment of unelected and unnamed Directors, solely to control the outcome of the CEO search process – a notion that ISS acknowledged. We remain committed to acting in the best interests of all shareholders.”

Your Vote is Important

Consistent with ISS’s recommendation, the Board of Directors strongly urges all Harley-Davidson shareholders to protect the value of their investment and preserve the future of Harley-Davidson by voting “FOR ALL” of the Company’s nominees on the WHITE proxy card TODAY.

To learn more, visit www.VoteHarleyDavidson.com.

If you have any questions or require any assistance with respect to voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders may call:

1 (877) 456-3507 (toll-free from the U.S. and Canada)

+1 (412) 232-3651 (from other countries)

Contacts

Media

FGS Global

Stephen Pettibone/Kelsey Markovich/Bryan Locke/Danielle Berg

HOG@fgsglobal.com

Investors

Shawn Collins

shawn.collins@Harley-Davidson.com

(414) 343-8002

About Harley-Davidson

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not relate to matters of historical or current fact should be considered forward-looking statements, including without limitation statements regarding expectations regarding future results of operations, financial position and performance of the Company including, without limitation, with respect to earnings capacity and shareholder value; potential impacts of macroeconomic conditions on the Company's business and results of operations; the Hardwire strategic plan priorities and execution, including the results thereof; industry and business trends, and business strategy, initiatives and opportunities; impacts of the H Partners Management, LLC (“H Partners”) campaign related to the Company’s 2025 annual meeting of shareholders (the “Annual Meeting”); and executive succession and board refreshment, including expected results thereof. These forward-looking statements are based on information available to the Company as of the time the statements are made as well as the Company’s current expectations, assumptions, estimates and projections and are subject to certain risks and uncertainties that are likely to cause actual results to differ materially, unfavorably or favorably, from those anticipated. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “anticipates,” “expects,” “plans,” “projects,” “may,” “will,” “estimates,” “targets,” “intends,” “forecasts,” “seeks,” “sees,” “should,” “feels,” “commits,” “assumes,” “envisions,” or, in each case, their negative or other variations or comparable terminology, or words of similar meaning. Certain of such risks and uncertainties are described below, and others are listed in Part I, Item 1A. Risk Factors and in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2025, and in the Company’s other subsequent reports filed with the SEC, including, among others, quarterly reports on Form 10-Q. Shareholders, potential investors, and other readers should consider these factors in evaluating, and should not place undue reliance on, the forward-looking statements. Such forward-looking statements speak only as of the date they are first made in this press release and the Company disclaims any obligation to publicly update or revise any forward-looking statements after such time, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Factors that may impact such forward-looking statements include, but are not limited to, risks and uncertainties regarding the Company’s ability to execute its business plans and strategies, including without limitation the Hardwire strategic plan; manage supply chain and logistics issues; manage the impact, and predict potential further impacts, of new, reinstated or adjusted tariffs on the Company; accurately analyze, predict and react to changing market conditions, interest rates, and geopolitical environments, and successfully adjust to shifting global consumer needs and interests; maintain and enhance the value of the Harley-Davidson brand; manage through changes in general economic and business conditions; develop and successfully introduce products, services and experiences; realize the expected business benefits from LiveWire operating as a separate business of the Company; and retain and attract talented employees and leadership; uncertainties regarding actions that have been taken and may in the future be taken by H Partners in furtherance of its campaign relating to the Company’s Annual Meeting of shareholders and potential costs and management distraction attendant thereto; and risks related to Harley-Davidson Financial Services (“HDFS”), including uncertainties regarding a potential third party investment in HDFS.

Additional Information Regarding the 2025 Annual Meeting of Shareholders and Where to Find It

Harley-Davidson has filed its definitive proxy statement, containing a form of WHITE proxy card, and a proxy statement supplement, with the SEC with respect to its solicitation of proxies for the Annual Meeting.

INVESTORS AND SHAREHOLDERS ARE STRONGLY URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (AS SUPPLEMENTED AND INCLUDING ANY OTHER AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD FILED BY HARLEY-DAVIDSON AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and shareholders may obtain copies of these documents and other documents filed with the SEC by Harley-Davidson free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Harley-Davidson are also available free of charge by accessing Harley-Davidson’s website at https://investor.harley-davidson.com.

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